Exhibit 4.1

EXECUTION COPY

7.30% NOTES DUE 2039

SUPPLEMENTAL INDENTURE

between

INTERNATIONAL PAPER COMPANY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(AS SUCCESSOR TO THE BANK OF NEW YORK MELLON

(FORMERLY KNOWN AS THE BANK OF NEW YORK))

Dated as of December 7, 2009

-i-

SUPPLEMENTAL INDENTURE, dated as of December 7, 2009 (the “Supplemental Indenture”), between International Paper Company, a New York corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as trustee (the “Trustee”), under the Indenture, dated as of April 12, 1999, between the Company and the Trustee (the “Indenture”).

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide, among other things, for the future issuance of the Company’s unsecured Securities to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, Section 9.1 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture;

WHEREAS, Section 9.1(7) of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Indenture;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 7.30% Notes due 2039 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects;

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture;

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article in this Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following terms have the meanings given to them in this Section 1.01(f):

“Business Day” shall have the meaning set forth in Section 3.01(c).

“Change of Control” shall have the meaning set forth in Section 3.03(e).

“Change of Control Offer” shall have the meaning set forth in Section 3.03(a).

“Change of Control Payment” shall have the meaning set forth in Section 3.03(a).

“Change of Control Payment Date” shall have the meaning set forth in Section 3.03(b).

“Change of Control Triggering Event” shall have the meaning set forth in Section 3.03(e).

“Comparable Treasury Issue” shall have the meaning set forth in Section 3.01(c).

“Comparable Treasury Price” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Note” shall have the meaning set forth in Section 2.04(a).

“Independent Investment Banker” shall have the meaning set forth in Section 3.01(c).

“Interest Payment Date” shall have the meaning set forth in Section 2.07(a).

“Investment Grade” shall have the meaning set forth in Section 3.03(e).

“Issue Date” means December 7, 2009, the date of initial issuance of the Notes.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” shall have the meaning set forth in the recitals above.

“Optional Redemption Price” shall have the meaning set forth in Section 3.01(a).

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” shall have the meaning set forth in Section 3.03(e).

“Reference Treasury Dealers” shall have the meaning set forth in Section 3.01(c).

“Reference Treasury Dealer Quotations” shall have the meaning set forth in Section 3.01(c).

“Remaining Life” shall have the meaning set forth in Section 3.01(c).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” shall have the meaning set forth in Section 2.07(c)(ix).

“Supplemental Indenture” shall have the meaning set forth in the recitals above.

“Treasury Rate” shall have the meaning set forth in Section 3.01(c).

“Voting Stock” shall have the meaning set forth in Section 3.03(e).

ARTICLE 2

TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. There is hereby authorized a series of Securities designated the “7.30% Notes due 2039” initially issued in the aggregate principal amount of $750,000,000 which amount shall be as set forth in a Company Order for the authentication and delivery of such Notes pursuant to Section 3.3 of the Indenture.

Section 2.02. Maturity. The Notes will mature on November 15, 2039.

Section 2.03. Depository. The Depository Trust Company shall be the initial Depository for the Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depository” shall mean or include such successor.

Section 2.04. Form; Denomination.

(a) The Notes shall be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited (each, a “Global Note” and collectively, the “Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as herein provided.

The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository or its nominee, as provided in Section 2.3 of the Indenture.

(b) The Notes shall be issuable only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the officers of the Company executing the same may determine with the approval of the Trustee.

Section 2.05. Legend. Each Global Note shall bear the following legend on the face thereof:

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY

PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Section 2.06. Special Transfer Provisions.

(a) A Global Note may be transferred, in whole but not in part, only to the Depository, to a nominee of the Depository, or to a successor Depository selected or approved by the Company or to a nominee of such successor Depository.

(b) If at any time the Depository for the Notes notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository for the Notes shall no longer be registered or in good standing under the Exchange Act or other applicable statute or regulation, and a successor Depository for the Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, the Company will execute, and, subject to Article 3 of the Indenture, the Trustee, upon written notice from the Company, will authenticate and make available for delivery the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for the Global Note. In addition, the Company may (subject to the procedures of the Depository) at any time determine that the Notes shall no longer be represented by a Global Note. In such event the Company will execute, and subject to Section 3.5 of the Indenture, the Trustee, upon receipt of an Officers’ Certificate evidencing such determination by the Company, will authenticate and deliver, the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for the Global Note. Upon the exchange of the Global Note for the Notes in definitive registered form without coupons, in authorized denominations, the Global Note shall be cancelled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the Depository for delivery to the Persons in whose names such Notes are so registered. Notes represented by Global Notes will be exchangeable for Notes in definitive registered form if an Event of Default shall have occurred and be continuing.

Section 2.07. Interest.

(a) The Notes will bear interest at the rate of 7.30% per annum, subject to adjustment as set forth in Section 2.07(c), from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date until the principal thereof becomes due and payable, payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing on May 15, 2010, to the Person in whose name such Note or any Predecessor Security is registered at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on the May 1 or November 1 (whether or not a

Business Day), as the case may be, immediately preceding such Interest Payment Date, and at the foregoing respective rates on overdue principal.

(b) The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable.

(c) The interest rate payable on the Notes shall be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the Notes in the manner described below:

(i) If the rating from Moody’s (or any Substitute Rating Agency thereof) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate payable on the Notes will increase from the interest rate payable on the Notes on the Issue Date by the percentage points set forth opposite that rating:

Moody’s Ratings[a]	Percentage Points
Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

(ii) If the rating from S&P (or any Substitute Rating Agency thereof) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate payable on the Notes will increase from the interest rate payable on the Notes on the Issue Date by the percentage points set forth opposite that rating:

S&P Ratings[b]	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

(iii) If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the Issue Date plus the percentage points set forth opposite the ratings from the tables above in effect immediately following the rating increase. If Moody’s

[a]	Including the equivalent ratings of any Substitute Rating Agency.
[b]	Including the equivalent ratings of any Substitute Rating Agency.

(or any Substitute Rating Agency thereof) subsequently increases its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P (or any Substitute Rating Agency thereof) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the Issue Date. In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment pursuant to this Section 2.07(c) (notwithstanding any subsequent decrease in the ratings by either or both such rating agencies) if the Notes become rated A3 (stable or better) and A- (stable or better) (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, any Substitute Rating Agency thereof), respectively (or one of these ratings if the Notes are only rated by one such rating agency).

(iv) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate on the Notes be reduced to below the interest rate payable on the Notes on the Issue Date or (2) the total increase in the interest rate on the Notes exceed 2.00 percentage points above the interest rate payable on the Notes on the Issue Date.

(v) No adjustments in the interest rate of the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of the Notes. If at any time less than two rating agencies provide a rating of the Notes for a reason beyond the Company’s control, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above, (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the Issue Date plus the appropriate percentage points, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage points resulting from a decreased rating by the other rating agency). For so long as only one rating agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage points set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00 percentage points above the interest rate payable on the Notes on the Issue Date.

(vi) Any interest rate increase or decrease described above will take effect from the Interest Payment Date immediately preceding a rating change which requires an adjustment in the interest rate.

(vii) Promptly after any change in the interest rate borne by the Notes as provided above, the Company shall give the Trustee an Officers’ Certificate to the effect that the interest rate borne by the Notes has changed in accordance with this Section 2.07(c) and setting forth the amount of the related increase or decrease and the new interest rate borne by the Notes. The Trustee shall not be responsible for determining (i) whether any change to the interest rate borne by the Notes is required by this Section or (ii) the amount of any such change.

(viii) If the interest rate payable on the Notes is increased pursuant to this Section 2.07(c), the term “interest,” as used in the Indenture with respect to the Notes, as supplemented by this Supplemental Indenture, will be deemed to include any such additional interest unless the context otherwise requires. If the Company defeases or discharges the Indenture in accordance with Section 4.1 of the Indenture, or the Notes or certain obligations related thereto in accordance with Sections 4.3 and 10.11 of the Indenture and Section 2.10 hereof, there will be no further adjustment in the interest rate on the Notes after such defeasance or discharge.

(ix) The following term has the meaning given to it in this Section 2.07(c)(ix):

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company and delivered to the Trustee) as a replacement agency for Moody’s, S&P or another Substitute Rating Agency, or all of them, as the case may be.

Section 2.08. Consolidation, Merger and Sale of Assets. For purposes of the Notes, Section 8.1 of the Indenture is amended to add “limited liability company,” immediately after “corporation,” and immediately before “partnership or trust” in clause (1) thereof.

Section 2.09. Place of Payment. The Place of Payment where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served initially is the Corporate Trust Office of the Trustee.

Section 2.10. Defeasance; Discharge. The provisions of Section 4.3 and Section 10.11 of the Indenture will apply to the Notes.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption by Company.

(a) Subject to Article XI of the Indenture, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at a redemption price (the “Optional Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the Redemption Date; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes being redeemed (exclusive of interest accrued to the Redemption Date of the Notes to be redeemed) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued interest on the principal amount being redeemed to the Redemption Date.

Any redemption pursuant to the preceding paragraph will be made upon not less than 30 nor more than 60 days’ prior notice before the Redemption Date to each Holder of the Notes to be redeemed, at the Optional Redemption Price. If Notes are only partially redeemed pursuant to this Section 3.01(a), the Notes to be redeemed will be selected by the Trustee in accordance with Section 11.3 of the Indenture; provided that if at the time of redemption the Notes to be redeemed are registered as a Global Note, the Depository shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each Holder of such Notes to be redeemed. The Optional Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or at such earlier time as the Company determines, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York time, on the date such Optional Redemption Price is to be paid.

(b) Notice of any redemption pursuant to this Section 3.01 shall be given as provided in Section 11.4 of the Indenture except that any notice of such redemption shall not specify the related Optional Redemption Price but only the manner of calculation thereof. The Trustee shall not be responsible for the calculation of such Optional Redemption Price. The Company shall calculate such Optional Redemption Price and promptly notify the Trustee thereof.

(c) The following terms have the meanings given to them in this Section 3.01(c):

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealers” means (i) Banc of America Securities LLC and Deutsche Bank Securities Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (ii) one or more other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding such Redemption Date.

Section 3.02. [RESERVED]

Section 3.03. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised the right to redeem the Notes pursuant to Section 3.01 by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent in this Section 3.03 to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 3.03, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.03 by virtue of any such conflict.

(e) The following terms have the meanings given to them in this Section 3.03(e):

“Change of Control” means the occurrence of any of the following after the Issue Date: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group”(as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) during any period of 24 consecutive calendar months, the majority of the members of the board of directors of the Company shall no longer be composed of individuals (a) who were members of the board of directors of the Company on the first day of such period or (b) whose election or nomination to the board of directors of the Company was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the board of directors of the Company; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting it to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Rating Agency” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided that the Company shall give notice of such appointment to the Trustee.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 3.04. No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 4

MODIFICATION

Section 4.01. Modification of Indenture and Supplemental Indenture. Section 9.2 of the Indenture, as it relates to the Notes, is hereby modified so that the reference to “not less than 66-2/3%” shall read “not less than a majority”, except that in the case of increasing (or reopening) the principal amount, no consent of Holders will be required.

ARTICLE 5

FORMS OF NOTES

Section 5.01. Forms of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A hereto.

ARTICLE 6

ORIGINAL ISSUE OF NOTES

Section 6.01. Original Issue of Notes; Further Issuances.

(a) Notes having an aggregate principal amount of $750,000,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon a Company Order, signed by its Chairman, its Vice Chairman, its President, or any Vice President and by its Treasurer, an Assistant Treasurer, its Secretary or any Assistant Secretary, without any further action by the Company, except as otherwise required by the Indenture.

(b) The Company may, without notice to or the consent of the Holders of the Notes, issue additional Notes having identical terms and conditions as the Notes issued on the Issue Date, except for issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such additional Notes will be part of the same series as the Notes issued on the Issue Date and will be treated as one class with such Notes, including, without limitation, for purposes of voting and redemptions.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7.03. Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Section 7.04. Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 7.05. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and, in the case of the Company, attested as of the day and year first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ Errol A. Harris
Name: Errol A. Harris
Title: Vice President and Treasurer

Attest:

By:	/s/ M.J.A. “Jekka” Pinckney
Name: M.J.A. “Jekka” Pinckney
Title: Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:	/s/ Van K. Brown
Name: Van K. Brown
Title: Vice President

Exhibit A

(FORM OF FACE OF NOTE)

[UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]a

No. [ ]	CUSIP No. [ ]

INTERNATIONAL PAPER COMPANY

7.30% NOTE DUE 2039

INTERNATIONAL PAPER COMPANY, a New York corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [X] or registered assigns, the principal sum of [X] ($[X]) [or such other sum as is set forth in the Schedule of Increases or Decreases of Global Note attached hereto]b on November 15, 2039, and to pay interest on said principal sum semi-annually in arrears on May 15 and November 15 of each year (each such date, an “Interest Payment Date”) commencing May 15, 2010 at the rate of 7.30% per annum (subject to adjustment as described below) from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date until the principal hereof shall have become due and payable, and at such rate on any overdue principal. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. In the event that any date on which interest is payable on the Notes of this series is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable.

[a]	Insert in Global Notes only
[b]	Insert in Global Notes only

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on the May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of the Notes of this series not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this      day of                     ,             .

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

Attest:

By:
Name:
Title:

(FORM OF CERTIFICATE OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

The Bank of New York Mellon Trust Company, N.A. as Trustee

By:
Authorized Signatory

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized series of Notes of the Company (herein sometimes referred to as the “Notes”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture, dated as of April 12, 1999, duly executed and delivered between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as Trustee (the “Trustee”), as supplemented by the 7.30% Notes due 2039 Supplemental Indenture dated as of December 7, 2009 (the “Supplemental Indenture”), between the Company and the Trustee (the Indenture, as so supplemented, the “Indenture”), to which Indenture and all Indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. The Notes of this series shall have the designation and are initially issued in aggregate principal amount as specified in said Supplemental Indenture.

The interest rate payable on this Note will be subject to adjustment from time to time, on the terms set forth in the Supplemental Indenture, if either Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the Notes of this series. If the interest rate payable on this Note is increased in accordance with the terms hereof and the Supplemental Indenture, then the term “interest,” as used in this Note and the Supplemental Indenture, will be deemed to include any such additional interest unless the context requires otherwise.

This Note shall be subject to redemption as provided in Section 3.01 of the Supplemental Indenture and Article XI of the Indenture.

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes of this series, the Company shall be required to make an offer to repurchase the Notes of this series on the terms set forth in Section 3.03 of the Supplemental Indenture.

In case an Event of Default, as defined in the Indenture, with respect to the Notes of this series shall have occurred and be continuing, the principal of all of the Notes of this series may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes, subject to Section 9.2 of the Indenture. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes of any series at the time outstanding, on behalf of all of the Holders of the Notes of such series, to waive any past default under the Indenture or Supplemental Indenture and its consequences, subject to Section 5.13 and Article IX of the Indenture. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued in exchange therefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in The City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any Paying Agent and the Security Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and (subject to Sections 3.5 and 3.7 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Notes of this series are issuable only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. [This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture.]a As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

[a]	Insert in Global Notes only

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Your Signature:

By:

Date:

Signature Guarantee:

By:
(Participant in a Recognized Signature Guaranty Medallion Program)

Date:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTEa

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

[a]	Insert in Global Notes only